Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL ANNOUNCES PUBLICATION OF THE COMPANY'S 2012 LOSS DEVELOPMENT TRIANGLES

Pembroke, Bermuda, May 20, 2013 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced that it will publish the Company's 2012 Loss Development Triangles before the financial markets open on May 21, 2013. A copy of these documents will be available on the Company's website at www.axiscapital.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data.

The data will be presented on an accident year basis and will include paid, incurred and ultimate losses on a net and gross basis as at December 31, 2012 together with development triangles for paid, incurred and ultimate losses on a gross basis. The information for the development triangles will be provided for eleven reserving classes of business which fall within the Company's two reportable segments, Insurance and Reinsurance.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at March 31, 2013 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor's and “A” (“Excellent”) with a positive outlook by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor's and Baa1 (stable) by Moody's Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.